CAPITOL SERIES TRUST

Amendment No. 1 to Agreement and Declaration of Trust

The undersigned, being the President and Chief Executive Officer of Capitol Series Trust (the “Trust”), hereby certifies that the following resolutions were adopted by the sole initial Trustee by written consent on November 1, 2013:

Resolved that pursuant to Sections 7.3 and 4.1 of the Agreement and Declaration of Trust of Capitol Series Trust (the “Trust Instrument”), I hereby amend in its entirety the first paragraph of Section 4.2 of the Trust Instrument to read as follows:

“Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Class, the Trustee hereby establishes and designates the following Series of Shares of the Trust: the “Meritage Growth Equity Fund,” the “Meritage Value Equity Fund,” and the “Meritage Yield-Focus Equity Fund” (collectively, the “Series”). As to the “Meritage Growth Equity Fund” Series of Shares, the Trustee hereby establishes and designates two Classes of Shares: “Institutional Shares” and “Investor Shares.” As to the “Meritage Value Equity Fund” Series of Shares, the Trustee hereby establishes and designates two Classes of Shares: “Institutional Shares” and “Investor Shares.” As to the “Meritage Yield-Focus Equity Fund” Series of Shares, the Trustee hereby establishes and designates two Classes of Shares: “Institutional Shares” and “Investor Shares.” The Shares of these Series and Classes and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees pursuant to this Article IV shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:”

Further Resolved that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Trust Instrument.

This document shall have the status of an amendment to said Agreement and Declaration of Trust.

Date: November 1, 2013	/s/ Matthew J. Miller
Matthew J. Miller, President and CEO